UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Under §240.14a-12

REV Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 21, 2021

To Our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of REV Group, Inc. at 325 S. Moorland Rd, Brookfield, WI 53005 on March 4, 2021 at 10:00 a.m. local time.

The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Paul Bamatter

Chairman of the Board of the Directors

REV GROUP, INC.

245 S. EXECUTIVE DRIVE, SUITE 100

BROOKFIELD, WI 53005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 4, 2021

To the Stockholders of REV Group, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of REV Group, Inc., a Delaware corporation (the “Company”), will be held on March 4, 2021, at 10:00 a.m. local time, at 325 S. Moorland Rd, Brookfield, WI 53005 for the following purposes:

1.	to elect the three directors named in the Proxy Statement as Class I directors of REV Group, Inc., each to serve for three years and until his successor has been elected and qualified, or until his earlier death, resignation or removal;

2.	to ratify the selection of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021;

3.	to approve, on an advisory basis, the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on January 11, 2021 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote:

1.	FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement;

2.	FOR the ratification of the appointment of RSM US LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement; and

3.	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as described in Proposal No. 3 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2020, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

Notice and Access

The Notice of Annual Meeting of Stockholders to be held on March 4, 2021, the accompanying Proxy Statement and the Company’s 2020 Annual Report on Form 10-K are available, free of charge, at www.edocumentview.com/REVG.

The Notice contains instructions on how to access our proxy materials and vote over the internet at www.investorvote.com/REVG and how stockholders can receive a paper copy of our proxy materials, including the accompanying Proxy Statement, a proxy card or voting instruction card and our fiscal year 2020 Annual Report on Form 10-K. At www.computershare.com/investor, stockholders can also request to receive future proxy materials in printed form by mail or electronically by email.

By Order of the Board of Directors

/s/ Rodney N. Rushing
Rodney N. Rushing
President and Chief Executive Officer

Brookfield, Wisconsin
January 21, 2021

table of contents

Page

Information About the Proxy Process and Voting	2
Proposal No. 1 Election of Directors	6
Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm	8
Proposal No. 3 Advisory Vote On the Compensation of Our Named Executive Officers	9
Corporate Governance	10
Certain Relationships and Related Person Transactions	15
Directors	18
Executive Officers	20
Executive Compensation	21
Director Compensation	34
Security Ownership of Certain Beneficial Owners and Management	35
Delinquent Section 16(a) Reports	36
Report of the Audit Committee of the Board of Directors	37
Additional Information	38

i

REV GROUP, INC.
245 S. EXECUTIVE DRIVE, SUITE 100
BROOKFIELD, WI 53005

PROXY STATEMENT

FOR THE 2021 Annual Meeting OF STOCKHOLDERS
March 4, 2021

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of REV Group, Inc. (referred to herein as the “Company,” “REV,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 4, 2021, at 10:00 a.m. local time, at 325 Moorland Rd, Brookfield, WI 53005.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of January 11, 2021 (the “Record Date”) for the first time on or about January 21, 2021. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investors” section of our website at investors.revgroup.com.

Information About the Proxy Process and Voting

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and the accompanying Proxy Card were first made available for access by our stockholders on or about January 21, 2021 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

The only outstanding voting securities of REV are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 63,814,637 shares outstanding as of January 11, 2021. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

If you are a beneficial owner as described above, you should have received a Proxy Card and voting instructions with these proxy materials from the brokerage firm, bank, dealer or other similar organization that holds your shares, rather than from us. Simply complete and mail the Proxy Card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent and follow the accompanying instructions included with these proxy materials.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How do I vote?

•	For Proposal No. 1, you may either vote “For” all of the Class I nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal No. 2, you may either vote “For” or “Against” or abstain from voting.

•	For Proposal No. 3, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count:

•	For Proposal No. 1, votes “For,” “Withheld” and broker non-votes.

•	For Proposal No. 2 and Proposal No. 3, votes “For” and “Against,” abstentions and broker non-votes. Abstentions on Proposal No. 2 and Proposal No. 3 will be counted towards the vote and will have the same effect as “Against” votes.

What are “broker non-votes”?

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “Which ballot measures are considered “routine” or “non-routine”?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

Proposal No. 1 and Proposal No. 3 are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there will be broker non-votes on Proposal No. 1 or Proposal No. 3.

Proposal No. 2, the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021, is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

How many votes are needed to approve the proposal?

With respect to Proposal No. 1, directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker votes will not affect the outcome of the election of directors.

With respect to Proposal No. 2, the affirmative vote of the majority of votes cast is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

With respect to Proposal No. 3, the affirmative vote of the majority of votes cast is required for approval.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director, “For” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, and “For” the approval of the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Stephen W. Boettinger, Secretary of the Board at 245 S. Executive Drive, Suite 100, Brookfield, Wisconsin 53005.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by September 26, 2021 to Stephen W. Boettinger, Secretary of the Board at 245 S. Executive Drive, Suite 100, Brookfield, Wisconsin 53005. Pursuant to our amended and restated bylaws, in order for a stockholder to present a proposal at the annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must give timely notice thereof in writing to the Secretary of the Board, which must be received between November 4, 2021 and December 4, 2021; provided that if the date of that annual meeting is more than 30 days before or after March 4, 2022, notice must be received not later than the 70th day prior to the annual meeting date or the 10th day following the day on which public disclosure of the 2022 annual meeting date is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Directions to Annual Meeting

Directions to our Annual Meeting, to be held at 325 S. Moorland Rd, Brookfield, WI 53005, are available at www.revgroup.com.

Proposal No. 1
Election of Directors

The Company’s Board is presently composed of nine members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors are Jean Marie Canan, Charles Dutil and Donn Viola; Class II directors are Justin Fish, Joel Rotroff and Rodney Rushing; and Class III directors are Paul Bamatter, Dino Cusumano and Randall Swift.

Class I directors standing for re-election at the Annual Meeting are Jean Marie Canan, Charles Dutil and Donn Viola. Class II and Class III directors will stand for election at the 2022 and 2023 annual meetings of stockholders, respectively.

Each of the nominees for election to Class I is currently a director of the Company. If elected at the Annual Meeting, each of the nominees for election as Class I directors would serve for three years and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. If any nominee is unable or unwilling to be a candidate for election, the Board may appoint another nominee or reduce the size of the Board.

The following table sets forth information for the nominees who are currently standing for election:

Name	Age	Director Since
Jean Marie “John” Canan(1)	64	2016
Charles Dutil(1)	54	2016
Donn Viola(1)(2)	75	2008

_______________

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

Set forth below is biographical information for the nominees. The following includes certain information regarding the nominees’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as a director.

Jean Marie “John” Canan

Mr. Canan brings over 36 years of strategic, business development and financial leadership experience to REV. Mr. Canan retired from Merck & Co., Inc., where he held a number of positions, including Senior Vice President, Global Controller and Chief Accounting Officer. Mr. Canan is also a member of the Board of Directors of Acasti Pharma, where he chairs the Audit Committee. Mr. Canan serves on the Board of Trustees of the US subsidiary of Angkor Hospital for Children based in Cambodia. Mr. Canan graduated from McGill University with a bachelor of commerce degree and is a Canadian Chartered Accountant. Because of his over 36 years of strategic, business development and financial expertise, we believe Mr. Canan is well-qualified to serve on our Board.

Charles Dutil

Mr. Dutil brings over 30 years of experience in commercial vehicle manufacturing to REV. Since 2002, he has served as President and Chief Executive Officer of Manac Inc. Before that, Mr. Dutil served in various senior positions at Manac Inc., including Executive Vice President and Vice President of Marketing. He also sits on the Boards of Directors of Fondation Nordiques and Béton Bolduc Inc. Previously, he was a Director of the Groupe Environnemental Labrie Inc., the Truck Trailer Manufacturers’ Association, FIER Entrepreneur, Fondation du Centre de Réadaptation Physique Chaudière-Appalaches and Groupe Harnois. Mr. Dutil is a graduate of HEC Montréal and Western Business School. Because of his extensive business experience, we believe Mr. Dutil is well-qualified to serve on our Board.

Donn Viola

Mr. Viola was the Chief Operating Officer of Donnelly Corporation from 1996 until his retirement in 2002. Prior to this, he served as Chief Operating Officer and as a director of Mack Trucks Inc. He previously served on the

Boards of Directors of Manac Inc., Williams Controls, Inc., Defiance Metal Products, and Unique Fabricating , Inc. Mr. Viola holds a bachelor of science in mechanical engineering from Lehigh University. Because of his extensive management background, we believe Mr. Viola is well-qualified to serve on our Board

THE BOARD RECOMMENDS A VOTE
FOR THE ELECTION OF EACH OF THE ABOVE-NAMED CLASS I NOMINEES

Proposal No. 2
Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee of our Board has engaged RSM US LLP (“RSM”), as our independent registered public accounting firm for the fiscal year ending October 31, 2021 (“fiscal year 2021”), and is seeking ratification of such selection by our stockholders at the Annual Meeting. RSM has audited our financial statements for each of our fiscal years since 2008. Representatives of RSM are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or applicable law require stockholder ratification of the selection of RSM as our independent registered public accounting firm. However, the audit committee is submitting the selection of RSM to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain RSM. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to RSM during the fiscal years ended October 31, 2020 (“fiscal year 2020”) and October 31, 2019 (“fiscal year 2019”). The audit committee approved all of the fees described below.

	Fiscal Year Ended
	October 31, 2020	October 31, 2019
	(in thousands)
Audit Fees(1)	$2,146	$2,564
Tax Fees	7	—
Audit-Related Fees	—	—
All Other Fees	—	—
Total Fees	$2,153	$2,564
_______________
(1)	Audit fees of RSM for fiscal years 2020 and 2019 were for professional services rendered for the audits of our annual financial statements, including accounting consultations related to business combinations and reviews of quarterly financial statements. Fees in 2020 and 2019 include the audit of internal control over financial reporting and services related to new accounting standards. Fees in 2020 include fees for professional services rendered in connection with a statutory audit.

Pre-Approval Policies and Procedures

The audit committee or a delegate of the audit committee, to the extent permitted by applicable laws, pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and is available at www.revgroup.com.

The audit committee approved all of the audit, audit-related, tax and other services provided by RSM since our initial public offering (the “IPO”) in January 2017 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the audit committee.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal No. 3
Advisory Vote On the Compensation of Our Named Executive Officers

Our stockholders have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Please read “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs.

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices for named executive officers described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the compensation committee. However, the Board and the compensation committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding our executive compensation programs.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Corporate Governance

Corporate Governance

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board is currently composed of nine directors. The number of directors is fixed by our Board, subject to the terms of our amended and restated certificate of incorporation and our amended and restated bylaws.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for a classified Board consisting of three classes of directors, each serving staggered three-year terms as follows:

(1) Our Class I directors are Messrs. Canan, Dutil and Viola, and they are nominated for re-election at the Annual Meeting.

(2) Our Class II directors are Messrs. Fish, Rotroff and Rushing, and their terms will expire at the annual meeting of stockholders in 2022.

(3) Our Class III directors are Messrs. Bamatter, Cusumano and Swift, and their terms will expire at the annual meeting of stockholders in 2023.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Controlled Company Exemption

Certain funds affiliated with AIP CF IV, LLC, which we collectively refer to as “American Industrial Partners” or “AIP,” control more than a majority of the voting power of our common stock eligible to vote in the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE and have elected not to comply with certain corporate governance standards, including the requirements that the board be composed of a majority of independent directors and that the compensation committee and nominating and corporate governance committee are composed entirely of independent directors.

The Board has affirmatively determined that Messrs. Canan, Dutil and Viola meet the definition of “independent director” under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. As such, our audit committee is composed of independent directors.

Committees of the Board of Directors

Our Board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The charter of each committee is available on our website at www.revgroup.com.

Audit Committee

Our audit committee is composed of Messrs. Canan, Dutil and Viola, with Mr. Canan serving as chairman of the committee. Our Board has determined that each member of the audit committee meets the independence requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE and all members of the audit committee meet the financial literacy requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. Our Board has determined that all members qualify as “audit committee financial experts” as defined under SEC rules.

The audit committee’s responsibilities include, among other things:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as critical accounting policies and practices used by us;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	monitoring the effectiveness of our compliance policies and our compliance with legal and regulatory requirements particularly as they relate to our consolidated financial statements and accounting matters;

•	reviewing our policies on risk assessment and risk management;

•	preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;

•	periodically reviewing matters relating to our finance, treasury and tax activities; and

•	reviewing all related person transactions for potential conflict of interest situations and approving any such transactions.

Compensation Committee

Our compensation committee is composed of Messrs. Bamatter, Cusumano and Viola, with Mr. Cusumano serving as chairman of the committee. Our Board has determined that Mr. Viola meets the independence requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. The compensation committee’s responsibilities include, among other things:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and making recommendations to the Board with respect to the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	assessing the independence or the existence of any conflict of interest with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee in accordance with the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE;

•	reviewing and establishing our overall management compensation philosophy and reviewing our executive compensation programs, including our retirement benefits, to determine that they are aligned with our philosophy;

•	overseeing and administering our equity compensation arrangements and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis, and preparing the compensation committee report, to be included in our annual proxy statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of Messrs. Bamatter, Fish and Rotroff, with Mr. Bamatter serving as chairman of the committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying and evaluating Board of Director candidates, including nominees recommended by stockholders, taking into account each candidate’s ability, judgment, diversity and experience and the overall diversity and composition of the Board, and ensuring the candidate pool includes diverse candidates;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing, recommending approval of, and periodically reviewing a set of corporate governance principles that comply with the applicable listing standards of the NYSE;

•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•	establishing policies and procedures for the receipt and retention of non-accounting-related complaints and concerns;

•	reviewing and recommending to the Board practices and policies with respect to the evaluation of directors and the Chief Executive Officer, and overseeing the evaluation process;

•	considering and reporting to the Board any questions of possible conflicts of interest of board of directors members;

•	providing for new director orientation and continuing education for existing directors on a periodic basis; and

•	overseeing management’s practices, procedures and plans relating to succession planning for the Chief Executive Officer and direct reports.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Board Leadership Structure and Role in Risk Oversight

Our Board is currently responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and our compensation committee has taken to assess and monitor whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our Audit Committee oversees any related person transactions.

We currently separate the positions of Chief Executive Officer and Chairman of the Board. The Board believes that such structure is in the best interest of the Company at this time, as it allows for a more effective monitoring and objective evaluation of the performance of management. The Chairman of the Board also acts as the presiding director during executive sessions.

Corporate Governance Guidelines and Code of Conduct

We have adopted corporate governance guidelines and a code of conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our corporate governance guidelines and code of conduct are available on our website. We intend to disclose any amendments to such documents, or any waivers of their requirements, on our website at www.revgroup.com.

Hedging and Pledging Policy

Without the consent of our Board, we prohibit all our directors, our executive officers and our employees from engaging in short sales of our securities; transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to our securities; and hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, designed to decrease the risks of ownership of our securities. However, holding and exercising employee stock options, RSUs, performance stock units (“PSUs”) or other equity-based awards granted under our equity compensation plans is not prohibited.

Our executive officers and directors are also prohibited from pledging any of our securities that they hold directly or have received as equity compensation.

Meetings of the Board, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met six times during fiscal year 2020. The audit committee met four times, the compensation committee met six times and the nominating and corporate governance committee met four times. During fiscal year 2020, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board

Should stockholders or other interested parties wish to communicate with the Board, non-management directors as a group or any specified individual directors, including with respect to recommendations for director nominees, such correspondence should be sent to the attention of Stephen W. Boettinger, Secretary of the Board at 245 S. Executive Drive, Suite 100, Brookfield, Wisconsin 53005. The Secretary of the Board will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Secretary.

Director Nomination Considerations

In making recommendations to the Company’s Board of nominees to serve as Directors, the Nominating and Corporate Governance Committee will examine each Director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, including strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience, and diversity (including age, gender identity, race, sexual orientation, physical ability, ethnicity, background and perspective). Consistent with this philosophy, the Nominating and Corporate Governance Committee is committed to including in each search candidates who reflect diverse backgrounds, including, but not limited to, diversity of gender and race, and will direct search firms to include women and minority candidates in recommended pools as well.

The Board believes the following minimum qualifications must be met by a Director nominee to be recommended by the Nominating and Corporate Governance Committee:

•	Each Director must display, and have a reputation for, high personal and professional ethics, integrity and values.

•	Each Director must have demonstrated sound business judgment.

•	Each Director must be accomplished in his or her respective field as an active or former executive officer of a public or private organization, with broad experience at the administrative and/or policy making level in business, government, education, technology or public interest.

•	Each Director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	Each Director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	Each Director must have sufficient time available to devote to activities of the Board of Directors and to developing a complete understanding of the Company’s business and markets.

The Board also believes Directors should be selected so the Board is balanced with each Director contributing talents, skills, and experiences that the Board needs as a team, supplementing existing resources and providing talent for future needs so that the Board is a diverse body.

Lead Independent Director

A Lead Independent Director will be elected by a majority vote of the independent directors when the Chair is not independent. The Lead Independent Director will serve for a one-year term. The term of the Lead Independent Director will automatically expire upon the appointment by the Board of a Chair who is an independent director, or anytime upon a determination by the Board that the sitting Chair is independent. The primary roles of the Lead Independent Director are to assist the Chair in managing the governance of the Board and to serve as a liaison between the Chair and other directors. The Lead Independent Director will assume the following responsibilities (in addition to any other responsibilities assigned by the Board): (i) preside at all meetings of the Board at which the Chair is not present, including all executive sessions of the independent directors; (ii) have the authority to call meetings of the independent directors; (iii) serve as a contact for interested parties who wish to communicate with independent directors; (iv) provide the Chair with feedback and counsel concerning the Chair’s interaction with the Board and management; (v) work with the Chair to develop Board meeting agendas and meeting schedules; and (vi) periodically meet individually with independent directors and/or the Chief Executive Officer to discuss Board and Committee performance, effectiveness and composition; and (vii) provide leadership to the Board if circumstances arise in which the role of the Chair may be, or may be perceived to be, in conflict. If the Company does not have a Lead Independent Director, but instead has a Chair who is an independent director, the responsibilities of the Lead Independent Director set forth above will be performed by the independent Chair. At the December 2019 Board of Directors meeting, the independent directors elected Jean Marie Canan as the Lead Independent Director.

Certain Relationships and Related Person Transactions

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation” and “Director Compensation.”

Amended and Restated Shareholders Agreement

We are party to an amended and restated shareholders agreement with AIP, entities affiliated with J.P. Morgan Securities LLC (the “JPM Holders”) and certain of our existing stockholders (the “Shareholders Agreement”) that we entered into in connection with our IPO. Pursuant to the Shareholders Agreement, AIP has the following rights so long as it beneficially owns at least 15% of the then outstanding shares of our common stock:

•	to nominate the greater of five members of the Board or a majority of directors;

•	to designate the Chairman of our Board and one member to each of the audit committee, the compensation committee and the nominating and corporate governance committee;

•	to approve the commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of the Company or any material subsidiary;

•	to approve any non-pro rata reduction to the share capital of the Company or any material subsidiary, except as required by law;

•	to approve amendments to the amended and restated certificate of incorporation and amended and restated bylaws that would change the name of the Company, its jurisdiction of incorporation, the location of its principal executive offices, the purpose or purposes for which the Company is incorporated or the approval requirements as provided in the Shareholders Agreement;

•	to approve special dividends greater than $10 million;

•	to approve any merger, amalgamation or consolidation of the Company or the spin-off of a business of the Company with assets in excess of 15% of the consolidated assets or revenues of the Company and its subsidiaries;

•	the sale, conveyance, transfer or other disposition of all or more than 15% of the consolidated assets or revenues of the Company and its subsidiaries; and

•	any designation to the Board contrary to the Shareholders Agreement or the amended and restated certificate of incorporation and amended and restated bylaws.

In addition, for so long as AIP beneficially owns at least 15% of the then outstanding shares of our common stock, AIP is entitled to certain information rights, including the right to consult with and advise senior management, to receive quarterly and annual financial statements and to review our books and records. We are also required to cooperate with AIP in connection with certain pledges of our shares or grants of security interests in respect thereof, including in connection with margin loans.

The Shareholders Agreement also provides for the reimbursement of certain expenses that AIP incurs in connection with providing management services to us. During fiscal year 2020, reimbursements of expenses to AIP for management services totaled $0.5 million.

The Shareholders Agreement will automatically terminate when AIP ceases to beneficially own, directly or indirectly, at least 15% of the then outstanding shares of our common stock.

Registration Rights Agreement

We are party to a registration rights agreement with AIP, the JPM Holders and certain other existing stockholders (each, a “Stockholder” and together, the “Stockholders”), each of which is entitled to certain demand and piggyback registration rights. As of January 11, 2021, the Stockholders held an aggregate of approximately 33,774,310 million shares of our common stock, or approximately 52.9% of the voting power of our common stock outstanding. The registration rights described below will expire on the date on which the securities subject to the registration rights agreement may be sold by the holder in a single transaction pursuant to Rule 144 promulgated under the Securities Act.

Demand Registration Rights. Subject to certain requirements and other limitations in the registration rights agreement, AIP and any other Stockholder or group of Stockholders holding at least 50% of the outstanding shares of our common stock may request that we register all or a portion of their shares. Any such request must cover a quantity of shares with an anticipated aggregate offering price of at least $50.0 million. To the extent we are a well-known seasoned issuer, the Stockholders making a demand registration may also request that we file an automatic shelf registration statement on Form S-3 that covers the registrable securities requested to be registered. Depending on certain conditions, we may defer a demand registration for up to 90 days in any 12-month period.

Piggyback Registration Rights. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other security holders, the Stockholders will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the holders of these shares are entitled to notice of the registration.

Transfer Restrictions. The registration rights agreement will contain certain transfer restrictions applicable to the parties thereto. Without the consent of AIP, and subject to certain exceptions, no party to the registration rights agreement will be permitted to transfer their shares of our common stock except in a registered offering being conducted pursuant to, and in accordance with the terms of, the registration rights agreement.

Expenses; Indemnification. The registration rights agreement provides that we must pay all registration expenses (other than the underwriting discounts and commissions) in connection with effecting any demand registration or shelf registration. The registration rights agreement contains customary indemnification and contribution provisions.

Indemnification Agreements

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. In addition, we have entered into customary indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

As described in our Annual Report on Form 10-K, there is a consolidated federal putative securities class action and a consolidated state putative securities class action pending presently pending against the Company and certain of its officers and directors. Two purported derivative actions, which have since been consolidated, were also filed in federal court in Delaware in 2019 against the Company’s directors (with the Company as a nominal defendant), premised on allegations similar to those asserted in the consolidated federal securities litigation. Each of the Company’s former officers named as defendants in the lawsuits (former CEO Timothy Sullivan and former CFO Dean Nolden) and each of the Company’s directors are receiving defense and indemnification from the Company consistent with the foregoing indemnity agreements, and with indemnity obligations described in our amended and restated certificate of incorporation and our amended and restated bylaws.

Related Person Transactions Policy

We have a formal, written policy with respect to the review, approval, ratification and disclosure of related person transactions. The policy requires that a “related person” (as defined in Item 404 of the SEC’s Regulation S-K) or the business leader responsible for entering into the “related person transaction” (as defined in Item 404 of the SEC’s regulation S-K) on our behalf, must, prior to entering into the related person transaction, notify our General Counsel and the chairman of our audit committee of the facts and circumstances of the proposed transaction. Under the policy, our audit committee, and, in limited circumstances, the chairman of our audit committee, is responsible for reviewing the facts and circumstances and determining whether to approve the related person transaction. In particular, our policy requires our audit committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The audit committee (or audit committee chairman) may only approve those transactions that it determines, in good faith, are in, or are not inconsistent with, our best interests and those of our stockholders.

Other

From December 1, 2017 to October 1, 2020, we employed Vice President REV Parts Andrew Hansen, who is the son-in-law of Mr. Tim Sullivan, our former Chief Executive Officer and a former Director on our Board. Mr. Hansen reported to Ian Walsh, and his compensation for fiscal year 2020 included $275,629 in base salary and a 401(k) employer match of $10,683.17.

Directors

The following table sets forth the name, age as of January 21, 2021 and position of the nominees for election at the Annual Meeting and current directors of REV Group, Inc. whose terms extend past the Annual Meeting. The following also includes certain information regarding our directors’ individual experience, qualifications, attributes and skills and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors (information for Messrs. Canan, Dutil and Viola is set forth above in “Proposal No. 1 Election of Directors”). The Board does not have a specific diversity policy, but considers diversity, including age, gender identity, race, sexual orientation, physical ability, ethnicity and perspective in evaluating candidates for Board membership.

Name	Age	Position
Rodney N. Rushing	54	Chief Executive Officer and Director
Paul Bamatter(2)(3)	64	Director, Chairman
Jean Marie “John” Canan(1)	64	Director
Dino Cusumano(2)	46	Director
Charles Dutil(1)	54	Director
Justin Fish(3)	38	Director
Joel Rotroff(3)	38	Director
Randall Swift	54	Director
Donn Viola(1)(2)	75	Director

_______________

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

Paul Bamatter, Chairman

Mr. Bamatter has served as a member of our Board of Directors since 2016. Mr. Bamatter served as a Vice President and Secretary of REV and many of REV subsidiaries from 2008 until 2016. He is also a Partner at AIP, an organization he joined in 2005. Previously, he served as Chief Financial Officer and Chief Operating Officer of Consoltex Holdings, Inc. Mr. Bamatter also served as a Senior Manager at PricewaterhouseCoopers, where he managed the worldwide audits for several banking and manufacturing multinational businesses. Mr. Bamatter graduated from Bishop’s University with bachelor of business administration degree in accounting and finance. Mr. Bamatter earned his Chartered Accountancy designation in Canada in 1981. Because of his significant academic training, current and previous financial experience and his deep knowledge of REV’s operating history, we believe Mr. Bamatter is well-qualified to serve on our Board of Directors.

Dino Cusumano

Mr. Cusumano has served as a director of the company since 2008. He is also a partner at AIP, an organization he joined in 2000. Previously, he served in the Investment Banking Department of J.P. Morgan & Co. Inc., where he worked on merger and acquisition and capital raising transactions, primarily in the industrial sector. Mr. Cusumano graduated from the University of Notre Dame, where he received a bachelor of business of administration degree in finance. He is a CFA charter holder. Because of his extensive financial and investing background and his deep knowledge of REV’s history and organization, we believe Mr. Cusumano is well-qualified to serve on our Board.

Justin Fish

Mr. Fish has served as a member of our Board since 2016. Mr. Fish is a partner at AIP, an organization he joined in 2012. Previously, he served as an investment associate for Chilton Investment Company. In addition, Mr. Fish has held a variety of financial, supply chain and operational roles with Lear Corporation. Mr. Fish graduated from Michigan State University’s Eli Broad College of Business with a bachelor of arts degree in finance. He holds a master of business administration degree from the Stanford Graduate School of Business. Because of his financial, supply chain and operational expertise, we believe Mr. Fish is well-qualified to serve on our Board.

Joel Rotroff

Mr. Rotroff has served as a member of our Board since 2016. Mr. Rotroff is a partner at AIP, an organization he joined in 2012. Mr. Rotroff previously served as an analyst and associate at Baird Private Equity from 2006 to 2010. Prior to his employment with Baird Private Equity, Mr. Rotroff worked in the Healthcare group in the Investment Banking Division of Piper Jaffray & Co. Prior to Piper Jaffray & Co., Mr. Rotroff worked as a member of the Business Planning team at Boston Scientific. Mr. Rotroff holds a bachelor of science degree in biomedical engineering from the University of Wisconsin, with honors and distinction, a master of engineering degree from Duke University and a master of business administration degree from the J.L. Kellogg School of Management at Northwestern University.   Mr. Rotroff is currently a board member of Ascent Aerospace, Canam Group Inc, Carlstar Group, Optimas OE Solutions, and Vertex Aerospace.  Because of his extensive financial experience, we believe Mr. Rotroff is well-qualified to serve on our Board.

Rodney N. Rushing

Mr. Rushing has served on our board of directors since he joined REV Group as Chief Executive Officer in March 2020. Prior to joining REV Group, Mr. Rushing most recently served as President, Building Solutions North America of Johnson Controls Inc., a $9 billion revenue business with 30,000 employees. Over the course of 30 years with Johnson Controls Inc., Mr. Rushing demonstrated results-oriented leadership in leading both product and service businesses within the Johnson Controls Inc. portfolio. Mr. Rushing’s experience and history of accomplishments spans sales and distribution management, engineering, product development, operations and M&A, and more than 20 years of P&L management. Mr. Rushing holds a B.S. in Electrical Engineering from Missouri University of Science and Technology and a MBA from Southern Illinois University. Because of his extensive business experience, during which he has focused on delivering results for customers and creating shareholder value, we believe Mr. Rushing is well-qualified to serve on our board.

Randall Swift

Mr. Swift has been a director since March 2020. He is an Operating Partner at AIP, an organization he joined in 2015. Prior to joining AIP, he served as the President and CEO of a number of diverse industrial businesses including Heil Trailer International as well as several of the predecessor companies to REV Group, Inc. (Capacity of Texas, Collins Industries and Allied Specialty Vehicles Inc.). Prior to his affiliation with AIP, Mr. Swift held various management positions within the Cummins distributor organization. Mr. Swift is an engineer by education with a bachelor of science in electrical engineering from Minnesota State University. Mr. Swift is currently a board member of Canam Group Inc, Current Lighting HoldCo Parent, Inc., EnTrans International, LLC, The Brock Group Inc. and Vertex Aerospace Services Holding Corp. Because of his operational and industrial expertise, we believe Mr. Swift is well-qualified to serve on our Board.

Executive Officers

The following table sets forth the name, age as of December 15, 2020 and position of the individuals who currently serve as the executive officers of the Company. The following also includes certain information regarding our officers’ individual experience, qualifications, attributes and skills (information for Mr. Rushing is set forth above under “Directors”).

Name	Age	Position
Rodney N. Rushing	54	Chief Executive Officer and Director
Mark A. Skonieczny	51	SVP, Chief Financial Officer
Stephen W. Boettinger	52	SVP, General Counsel and Secretary
Christopher M. Daniels	47	SVP, Chief Human Resources Officer

Mark A. Skonieczny, Senior Vice President and Chief Financial Officer

Mr. Skonieczny serves as Chief Financial Officer of REV, a position he has held since he joined us in June 2020. Mr. Skonieczny previously served as the Vice President and Corporate Controller at Adient PLC from 2016 through 2019. During this time, Mr. Skonieczny also held additional responsibilities as Vice President of Finance for the Global Seating Business and most recently Vice President of Finance for the Asia Pacific region.  From 1999 through 2016, Mr. Skonieczny held numerous roles at Johnson Controls Inc., including Vice President of Corporate Development, Vice President of Finance – Power Solutions Business and Vice President of Finance – Building Efficiency. Mr. Skonieczny earned a bachelor’s degree in Accounting from Michigan State University.

Stephen W. Boettinger, Senior Vice President, General Counsel and Secretary

Mr. Boettinger serves as General Counsel and Secretary of REV, a position he has held since June 2018. Prior to joining REV, Mr. Boettinger worked in the legal department at Harley-Davidson, Inc. for over 14 years. Before joining Harley-Davidson, Mr. Boettinger was an associate at the law firm of Foley & Lardner for four years. Prior to law school, Mr. Boettinger worked for Bethlehem Steel for six years, where he held various positions in operations and engineering, and was also an officer in several Army National Guard and Army Reserve units. Mr. Boettinger holds a BS in Mechanical Engineering from the University of Notre Dame, an MBA from the University of Indiana, Northwest, and a JD from Notre Dame Law School.

Christopher M. Daniels, Senior Vice President and Chief Human Resources Officer

Mr. Daniels has served as Chief Human Resources Officer of REV since February 2019. He has 10 years of human resources experience, with an additional 15-years of finance and general management experience. Before joining REV, Mr. Daniels served as Vice President, Human Resources at Rockwell Automation, Inc. from 2016 to 2019. Prior to 2016, he was the Vice President & Chief Human Resources Officer for Sensient Technologies Corporation, a global manufacturer of colors, flavors, and fragrances. Mr. Daniels earned a bachelor’s degree in Finance from the University of Wisconsin Whitewater and a master of business administration degree from the University of Wisconsin Milwaukee.

Executive Compensation

Compensation Discussion and Analysis

Compensation of our named executive officers is determined under our compensation program for senior executives. This program is overseen by the Board and its compensation committee (referred to as the “Compensation Committee”). The Board determines the compensation of our executive officers in consultation with the recommendations of the Compensation Committee.

This compensation discussion and analysis focuses on our named executive officers listed in the Summary Compensation Table and the other compensation tables below (referred to as our “named executive officers”). Our named executive officers are executive officers who served in the roles of our principal executive officer and principal financial officer during fiscal year 2020, as well as our three next most highly compensated executive officers during fiscal year 2020, and three additional individuals, Messrs. Sullivan, Nolden and Walsh, who each served as an executive officer during part of fiscal year 2020. Our named executive officers for fiscal year 2020 were:

•	Rodney N. Rushing, Chief Executive Officer;

•	Mark A. Skonieczny, SVP and Chief Financial Officer;

•	Stephen W. Boettinger, SVP, General Counsel and Secretary;

•	Christopher M. Daniels, SVP and Chief Human Resources Officer;

•	Timothy W. Sullivan, former Chief Executive Officer;

•	Dean J. Nolden, former Chief Financial Officer; and

•	Ian Walsh, former Chief Operating Officer.

Information regarding the compensation of Messrs. Sullivan, Nolden and Walsh can be found at the end of “Executive Compensation—Compensation Discussion and Analysis.”

Principal Objectives of Our Compensation Program for Named Executive Officers

Our executive team is critical to our success and to building value for our stockholders. The principal objectives of our executive compensation program are to:

•	attract, retain and motivate high-caliber executive officers by providing a total compensation program that takes into consideration competitive market requirements and strategic business needs;

•	clearly align the financial interests of executive officers with those of our stockholders;

•	encourage behavior consistent with our values and reinforce ethical business practices; and

•	appropriately reward executive officers for creating long-term stockholder value.

Compensation Setting Process

Our Chief Executive Officer has discretion to recommend both the contractual and discretionary compensation of the named executive officers, other than himself, in consultation with our Board. Our Board has historically had overall responsibility for overseeing our executive compensation policies and compensation plans and programs. In consultation with our Chief Executive Officer, our Board reviews our achievements as a company and those of our executive officers when determining the specific type and level of compensation of our named executive officers.

We believe the levels of compensation we provide should be competitive, reasonable and appropriate to attract and retain talent to meet our business needs. In addition to certain information provided by Aon Consulting, Inc. (“Aon”), with respect to executive officer and director compensation matters as discussed below, we have informally considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size, industry and stage of development. Compensation was determined with the application of subjective discretion rather than by applying a specific formula or matrix to set total compensation in relation to compensation paid by other companies. Our historical approach has been to consider competitive compensation practices and other factors, such as how much compensation was necessary to recruit and retain an executive officer, as well as individual performance.

For the named executive officers (other than our Chief Executive Officer), our Chief Executive Officer has considered such named executive officer’s responsibilities and prior experience. Our Chief Executive Officer then consults with the Board on his recommendations to the Board regarding base salary increases, formula based and discretionary bonus and incentive amounts and equity award amounts, and advises the Board regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are commensurate with such named executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills and individual performance, as well as our Company’s performance and competitive offerings.

In determining our Chief Executive Officer’s compensation, the Board takes into consideration our performance, our Chief Executive Officer’s contribution to that performance and the desire to retain and motivate the Chief Executive Officer.

The Compensation Committee administers our executive compensation program in accordance with its charter, including making recommendations to our Board for approval of various matters.

Role of Compensation Consultant

Aon provides guidance and advice on compensation-related matters. We continue to use a proprietary job grading system, as well as broad-based salary survey data, from Willis Towers Watson. The aggregate cost to the Company of these additional products and services did not exceed $120,000 during fiscal year 2020. In connection with our engagement of both Aon and Willis Towers Watson, our Board conducted an assessment of potential conflicts of interest of each of Aon and Willis Towers Watson, and no conflicts of interest relating to either of their services were identified.

Shareholder Engagement and Say-on-Pay Vote

We are committed to open and ongoing communication with our shareholders, including with respect to executive compensation and corporate governance matters.

At our 2020 Annual Meeting, our shareholders approved by more than 97% of the votes cast, on an advisory basis, the 2019 compensation of our named executive officers. The Compensation Committee has carefully considered the results of the advisory vote and believe that those results validate our executive compensation program, performance assessment and decision-making process.

Elements of Compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Annual Base Salary

We believe that providing each of our named executive officers a competitive annual base salary is an important component of compensation. A competitive annual base salary provides a degree of financial stability to our named executive officers that enhances their performance on behalf of our stockholders and is critical to recruiting and retaining our named executive officers. We do not have formal written policies or guidelines for setting or adjusting the annual base salary of our named executive officers but instead make a subjective determination based on certain factors that we believe are relevant. Specifically, we will consider the executive’s experience, responsibilities and unique leadership skills as well as any changes in the competitive market environment. For fiscal year 2020, survey and proxy data were considered in recommendations made by the Chief Executive Officer to the Board for changes in the base salaries of the executive officers, if any. Any changes were consistent with market data, the experience and performance of the executive officers.

Effective as of April 13, 2020, the Company implemented a reduction in salary for the CEO and other named executive officers for seven weeks in response to the COVID-19 pandemic. During such time, the Company reduced the bi-weekly salary payments of the CEO and other named executive officers by 40% and 20%, respectively. Salaries were reinstated seven weeks later when each of the Company’s business units were operating at levels consistent with the Company’s annual operating plan.

Annual Cash Incentive Program

An annual cash incentive program is recognized as a competitive element of executive compensation and is critical to recruiting and retaining our named executive officers. Further, it incentivizes our named executive officers to achieve annual results in line with the expectations of our shareholders. For fiscal year 2020, our named executive officers participated in the REV Group Management Incentive Plan, which we refer to as the MIP. The MIP metrics, targets and weighting used to calculate payments for the named executive officers were based on full Company performance, and were the same as those used for calculating MIP payment for all corporate employees. The MIP calculations for employees at a division or business unit level used similar types of metrics as the corporate MIP, but the metrics and targets were based at least partially on division and/or business unit performance, and weighting between metrics differed based on an employee’s division or business unit position. Under the MIP, incentive payments for named executive officers are based on each named executive officer’s incentive target and the achievement of the performance metrics set forth below. The Board, in its discretion, may reduce the size of any payout under the MIP. For fiscal year 2020, the incentive targets for our named executive officers, as a percentage of base salary, were as follows:

•	Rodney N. Rushing—120%

•	Mark A. Skonieczny—75%

•	Stephen W. Boettinger—60%

•	Christopher M. Daniels—70%

Whether named executive officer participants of the MIP would be eligible to receive incentive payments was determined based on the Company’s pre-acquisition annual Adjusted EBITDA (weighted 75%) and annual average net working capital (“Average NWC”) (weighted 25%). Adjusted EBITDA is a non-GAAP metric that represents net income before interest expense, income taxes, depreciation and amortization, adjusted for other one time and noncash expense items. The annual corporate targets for fiscal year 2020 were established at $120.9 million of Adjusted EBITDA and Average NWC of $456.3 million. A threshold performance level of 90% of Adjusted EBITDA target or 110% of NWC target must be met before any annual incentive payments are made to our named executive officers. At 90% or 110% achievement of annual targets, MIP participants receive 50% of the annual portion of their individual incentive target. At 100% achievement of annual targets, MIP participants receive 100% of the annual portion of their individual incentive targets. Participants can achieve a maximum incentive payment of 200% of individual incentive target if annual pre-acquisition Adjusted EBITDA is 20% better than target or Average NWC is 80% of target. For fiscal year 2020, a MIP payout factor of 25% was achieved, 100% attributable to Average NWC achievement. The Board determined that any MIP payment would be based on each named executive officer’s base salary without taking into consideration the temporary salary reduction described above.

Notwithstanding the foregoing, under the terms of his offer letter, Mr. Rushing was guaranteed a minimum MIP payout of $880,000 in respect of fiscal year 2020. Mr. Daniels is also entitled to a guaranteed minimum MIP payment of $250,000 for fiscal year 2020.

As Messrs. Sullivan’s and Walsh’s employment with the Company ended before the end of the fiscal year, they are not eligible to receive any payments under the MIP. Under the terms of his severance agreement, Mr. Nolden was eligible to receive a prorated payment under the MIP.

Long-Term Equity Compensation

Our shareholder-approved omnibus incentive plan (“Omnibus Plan”) provides for the grant of incentive and non-qualified stock options, SARs, restricted stock, RSUs, performance awards, deferred awards, other share-based awards and other cash-based awards. The Board, or, to the extent authority is delegated by the Board, the Compensation Committee or other committee (each, an, “Administrator”) will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle or be forfeited. Under the Omnibus Plan, in the event of a change in control, except as otherwise provided in the applicable award agreement, the Administrator may provide for: (1) continuation or assumption of outstanding awards under the Omnibus Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent; (2) substitution by the surviving corporation or its parent of awards with substantially the same terms and value as such outstanding awards under the Omnibus Plan; (3) acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or conditions deemed met at target) or the right to exercise outstanding awards immediately prior to the date of the change in control and the expiration of awards not timely exercised by the date determined by the Administrator; or (4) in the case of outstanding stock options and SARs, cancelation in consideration of a payment in cash or other consideration equal to the intrinsic value of the award.

For fiscal year 2020, our named executive officers received grants of restricted stock awards (“RSAs”), which provide long-term incentives to our named executive officers while aligning their interests with our stockholders. RSAs generally vest in equal, annual installments over a four-year period, but may have a shorter vesting period in the case of new hires who are forfeiting compensation to previous employers. When determining each named executive officer’s award, we considered market compensation data, the executive’s experience, responsibilities and unique leadership skills, as well as the retentive effect of the equity award. Prior to fiscal year 2020, named executive officers received grants of restricted stock units. In fiscal year 2020, we did not grant any stock options under the Omnibus Plan to our named executive officers.

We anticipate that we will continue to use equity awards as an integral part of our executive compensation program. Equity awards are an important component of compensation for named executive officers and other executive leadership positions. REV Group provides annual equity awards in alignment with market compensation practices and to align interests with our stockholders.

Employment Arrangements with Named Executive Officers

Offer Letters

Each of our named executive officers received an offer letter from the Company that follows a common template and sets forth the named executive officer’s annual base salary and cash incentive payment based on a target level of annual base salary.

Mr. Rushing entered into an offer letter with the Company dated March 5, 2020 that, in addition to the foregoing, also provides for an initial grant of restricted stock and performance stock units. Mr. Rushing’s offer letter also provides for enhanced severance payments (in place of the standard severance benefits provided under the Company’s Severance Policy as described in more detail below under “—Potential Payments Upon Termination or Change in Control”) in the event that Mr. Rushing is terminated without cause either prior to December 31, 2020 or in the one-year period ending December 31, 2021. If Mr. Rushing’ is terminated after December 31, 2021, he is entitled to the standard severance benefits under the Company’s Severance Policy.

Mr. Skonieczny entered into an offer letter with the Company dated May 14, 2020 that, in addition to what is provided for in the standard template, also provides for an initial grant of restricted stock.

Severance and Change in Control Agreements

We maintain a severance policy, and, in addition, each of our named executive officers have signed a Change in Control Severance Agreement (“CIC Agreement”). The purpose of the severance policy and the CIC Agreement is to provide reasonable and consistent severance benefits upon qualifying termination events. The severance policy and CIC Agreement are described in more detail below under “—Potential Payments Upon Termination or Change in Control”.

Restrictive Covenant Agreements

Each of our named executive officers is a party to the REV Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), which provides that during the employment period and for one year following a termination of employment, the named executive officer will not, directly or indirectly, solicit our employees or customers. The Restrictive Covenant Agreement also prevents each named executive officer from directly or indirectly competing with the Company during the employment period and for one year following a termination of employment. The Restrictive Covenant Agreement contains a perpetual nondisclosure covenant.

Named Executive Officers Who Separated in Fiscal Year 2020

Mr. Sullivan’s employment with the Company ended in March 2020. The Company entered into a separation agreement with Mr. Sullivan pursuant to which he is entitled to separation benefits consisting of (i) 36 months of salary continuation, (ii) continued eligibility for vesting of all unvested restricted stock units granted on December 19, 2017 and January 8, 2019 (the “Specified RSUs”), and (iii) immediate vesting of the Specified RSUs upon a “change in control” (as defined in the Omnibus Plan). The separation agreement also provides that Mr. Sullivan will enter into a post-termination consulting engagement with the Company through January 8, 2023, pursuant to which Mr. Sullivan will provide such services as may reasonably be requested by the Board from time to time. The Company may terminate this engagement at any time for “cause” (as defined in the Omnibus Plan), in which case his continued entitlement to any severance benefits will end. Mr. Sullivan is subject to restrictive covenants of (i) non-competition for 12 months; (ii) non-solicitation of employees or existing or prospective clients of the Company for 12 months; (iii) confidential information non-disclosure in perpetuity; and (iv) non-disparagement of the Company or its affiliates in perpetuity.

Mr. Nolden’s employment with the Company ended in June 2020, and Mr. Walsh resigned from the Company in August 2020. Messrs. Nolden and Walsh are subject to restrictive covenants of (i) non-competition for 12 months; (ii) non-solicitation of employees or existing or prospective clients of the Company for 12 months; (iii) confidential information non-disclosure in perpetuity; and (iv) non-disparagement of the Company or its affiliates in perpetuity. The Company entered into a separation agreement with Mr. Nolden pursuant to which he is entitled to separation benefits consisting of (i) 12 months of salary continuation, (ii) continued eligibility to receive a MIP payment prorated for the portion of the fiscal year during which he was employed by the Company, (iii) reimbursement of COBRA premiums for up to 12 months if Mr. Nolden elects to continue enrollment in the Company’s medical, dental and/or vision plans, (iv) the vesting of 33,884 shares of Company stock on December 31, 2020, (v) an extension of the exercise period until October 8, 2021 for vested options to purchase shares of Company stock, and (vi) six months of outplacement services.

Other Benefits

Retirement Plan

We maintain a qualified defined contribution 401(k) plan for all of our employees. Our named executive officers participate in this plan on the same basis as our employees generally. Under the plan, employees may elect to defer eligible pay up to the annual maximum allowed under the Internal Revenue Code. The Company makes a safe harbor matching contribution equal to 100% of the first 3% of salary contributed by a participating employee, and a 50% matching contribution of the next 2% of salary contributed by a participating employee, for a total employer matching contribution of 4%. Company matching contributions begin after enrollment, and participating employees are 100% vested immediately in such contributions.

Deferred Compensation Plan

Our named executive officers and all of our highly compensated employees (as defined in the Internal Revenue Code) are eligible to participate in the REV Group, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Eligibility to participate in the Deferred Compensation Plan is limited to a select group of management or highly compensated employees. Participants are permitted to defer between 1% and 100% of their base salary and annual incentive payment. Participants select the allocation of their accounts among investment indices selected by the Company. The Company does not provide matching contributions to participants of the Deferred Compensation Plan. Our Board may amend the plan at any time, as long as such amendment does not have any retroactive effect to reduce any amounts allocated to a participant’s accounts. None of our named executive officers currently participate in the Deferred Compensation Plan.

Health, Welfare and Other Benefit Plans

Our named executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, dental and vision insurance, as well as flex and health savings accounts, life insurance, short-term disability insurance (fully paid by the Company), long-term disability insurance, accident insurance and critical illness insurance.

We offer relocation benefits to newly hired named executive officers as necessary. Our named executive officers did not receive any other perquisites in fiscal year 2020 and we do not provide any named executive officer with any tax gross-ups or other reimbursement for amounts the executive officer might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code or otherwise.

Compensation Risk Assessment

Our Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Stock Ownership Guidelines

We believe it is important for our named executive officers to be owners in the Company to ensure the alignment of their goals with the interests of our stockholders. In connection with our IPO, we established guidelines of equity ownership for our Chief Executive Officer equivalent to five times his base salary and for our other executive officers equivalent to three times their respective base salaries. Further, the guidelines also expect directors to own equity equal to three times their board fees, if any. Each has a transition period of five years to meet the requirements set forth in the guidelines to the extent they are not currently in compliance with this guideline. As of the date hereof, our named executive officers and directors are on track to achieve these guidelines within the required five-year period. The Compensation Committee reviews the stock ownership of the executive officers and directors on an annual basis to ensure compliance with the ownership guidelines.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally imposes a $1 million cap on federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers during any fiscal year. The Board and our Compensation Committee continues to have the flexibility to pay nondeductible compensation if it believes it is in the best interests of the Company, including when it believes such payments are appropriate to attract and retain executive talent.

Any equity awards that may be granted to our employees, including our executive officers, pursuant to the Omnibus Plan or any other long-term incentive plans that we may adopt, will be reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB Accounting Standards Codification, Topic 718, “Compensation—Stock Compensation.”

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our named executive officers during fiscal years 2020, 2019 and 2018.

Name and Principal Position	Fiscal Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)(4)	Non-equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Rodney N. Rushing, Chief Executive Officer (1)	2020	477,231	880,000		3,973,692	—	8,075	5,338,998
Mark A. Skonieczny, SVP and Chief Financial Officer (1)	2020	171,731	—		708,065	32,200	4,466	916,462
Stephen W. Boettinger, SVP, General Counsel and Secretary	2020 2019 2018	374,120 375,000 124,038	— — —		344,447 375,032 425,045	57,678 39,911 —	11,400 11,200 —	787,645 801,143 549,084
Christopher M. Daniels, SVP and Chief Human Resources Officer	2020 2019	369,677 245,481	250,000 —		316,882 345,034	— 26,126	14,568 13,719	951,127 630,360
Timothy W. Sullivan, Former Chief Executive Officer (1)	2020 2019 2018	355,385 880,000 880,000	— — —		4,638,518 3,194,405 3,194,514	— — —	534,092 11,200 11,000	5,526,995 4,085,605 4,085,514
Dean J. Nolden, Former Chief Financial Officer (1)	2020 2019 2018	290,724 409,231 400,000	— — —		757,099 600,030 600,081	56,668 54,442 —	130,041 12,387 11,934	1,226,826 1,076,090 1,012,016
Ian Walsh, Former Chief Operating Officer (1)	2020 2019 2018	427,500 500,000 209,615	— — 170,958	(3)	1,687,254 750,028 1,500,062	— 70,952 —	10,638 18,595 55,192	2,125,392 1,339,575 1,935,829
_______________
(1)	Messrs. Rushing and Skonieczny commenced employment with the Company in fiscal year 2020, and Messrs. Sullivan’s, Nolden’s and Walsh’s employment ended in fiscal year 2020. As such, their annual base salary amounts reflect partial amounts for fiscal year 2020.

(2) Effective as of April 13, 2020, the Company implemented a reduction in salary for the CEO and other named executive officers for seven weeks in response to the COVID-19 pandemic. During such time, the Company reduced the bi-weekly salary payments of the CEO and other named executive officers by 40% and 20%, respectively. Salaries were reinstated seven weeks later when each of the Company’s business units were operating at levels consistent with the Company’s annual operating plan. Amounts in this column reflect those temporary reductions.

(3)	Represents a payment to Mr. Walsh under the MIP equal to 80% of his base salary prorated for his days of service during fiscal year 2018. This payment was made by the Company in order to make Mr. Walsh whole for amounts he forfeited to his previous employer due to his joining the Company.

(4)	Represents the aggregate grant date fair value of RSA and PSU awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing RSA and PSU awards are described in Note 14 to our fiscal year 2020 audited consolidated financial statements. For Mr. Rushing, the value of the PSU award provided in this column reflects the target value of $3,000,000. Assuming maximum performance is achieved, the value of the PSU award on the date of grant is $6,000,000.

(5)	The amounts reported in this column represent the amounts earned under the MIP for fiscal year 2018, fiscal year 2019 and fiscal year 2020, paid in fiscal year 2019, fiscal year 2020 and fiscal year 2021, respectively.

(6)       Reflects the following for fiscal year 2020:

(i) Company matching contributions under the 401(k) plan in the amounts of $5,145 to Mr. Rushing, $2,892 to Mr. Skonieczny, $11,400 to Mr. Boettinger, $14,568 to Mr. Daniels, $9,477 to Mr. Sullivan, $4,603 to Mr. Nolden and $10,638 to Mr. Walsh

(ii) Severance benefits in the amount of $524,615 to Mr. Sullivan and $123,313 to Mr. Nolden.

Grants of Plan-Based Awards

In the first quarter of fiscal year 2020, Messrs. Boettinger, Daniels, Sullivan and Nolden received an award of restricted stock equal to 100%, 100%, 363% and 150% of their base salary, respectively, for fiscal year 2020. At the time of hire, Mr. Rushing received an award of restricted stock equal to 300% of his base salary and a PSU award in the amount of $3,000,000. At his time of hire, Mr. Skonieczny received an award of restricted stock equal to 140% of his base salary.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target		Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)		(#)	(#)		($)
Rodney N. Rushing	3/23/2020	314,770	629,518	1,259,078	213,502	427,003	(2)	854,006	375,762	(3)	3,973,692
Mark A. Skonieczny	6/15/2020	64,399	128,798	257,596					106,476	(4)	708,065
Stephen W. Boettinger	12/18/2019	115,356	230,712	461,423					29,240	(4)	344,447
Christopher M. Daniels	12/18/2019	133,156	266,312	532,624					26,900	(4)	316,882
Timothy W. Sullivan (5)	12/18/2019	528,000	1,056,000	2,112,000					249,064		4,637,518
Dean J. Nolden (6)	12/18/2019	213,725	427,450	854,900					48,536		757,099
Ian Walsh	12/18/2019	250,000	500,000	1,000,000					58,480		1,687,254
	4/10/2020					80,000	(7)

_______________

(1)	Represents potential payouts under awards granted in the 2020 fiscal year under the MIP upon satisfaction of certain performance conditions. The employment of Messrs. Sullivan and Walsh with the Company ended before the end of the fiscal year and they were not eligible to receive any payments under the MIP. Under the terms of Mr. Nolden’s separation agreement, he remained eligible to receive a prorated payment under the MIP. Under the terms of his offer letter, Mr. Rushing was guaranteed a minimum payment under the MIP of $880,000 for fiscal year 2020. Mr. Daniels was guaranteed a minimum payment under the MIP of $250,000 for fiscal year 2020.

(2)	The PSUs vest in four equal increments based on the achievement of specified performance targets through the end of the performance period on October 31, 2023. 50% of the PSUs are guaranteed to vest at the end of the three-year period ending on October 31, 2023 as long as Mr. Rushing remains in continued employment.

(3)	The RSAs will vest in three equal installments on each of December 31, 2020, 2021 and 2022.

(4)	RSAs will vest in four equal installments on each of December 31, 2020, 2021, 2022, and 2023.

(5)	Pursuant to the Separation Agreement entered into between the Company and Mr. Sullivan on March 22, 2020, all unvested RSUs will remain outstanding and vest on their originally scheduled vesting dates.

(6)	Pursuant to the Separation Agreement entered into between the Company and Mr. Nolden on July 8, 2020, 33,884 RSUs that were scheduled to vest on December 31, 2020 remained outstanding and vested on this date.

(7) Mr. Walsh’s PSUs were scheduled to vest based on the achievement of specified performance criteria. Mr. Walsh forfeited his PSUs upon his termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of October 31, 2020.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Rodney N. Rushing	—	—	—	—	—	375,763	2,949,740	427,003 (4)	3,351,974
Mark A. Skonieczny	—	—	—	—	—	106,476	835,837	—	—
Stephen W. Boettinger	—	—	—	—	—	71,482	561,134	—	—
Christopher M. Daniels	—	—	—	—	—	57,380	450,433	—	—
Timothy W. Sullivan	—	—	—	—	—	320,215	2,513,688	—	—
Dean J. Nolden	180,000	—	—	8.11	10/10/2021	33,884	265,989	—	—
Ian Walsh	—	—	—	—	—	—	—	—	—

______________

(1)	Outstanding options granted on or before January 26, 2017 were granted under the 2010 Long-Term Incentive Plan and options granted after January 26, 2017 were granted under the Omnibus Plan.

(2)	The RSUs vest as follows:

(i) For Mr. Boettinger, his RSUs are scheduled to vest as follows: 15,918 RSUs on December 31, 2020; 15,918 RSUs on December 31, 2021 and 10,406 RSUs on December 30, 2022

(ii) For Mr. Daniels, his RSUs are scheduled to vest as follows: 10,160 RSUs on December 31, 2020; 10,160 RSUs on December 31, 2021 and 10,160 RSUs on December 30, 2022.

(iii) For Mr. Sullivan, his RSUs are scheduled to vest as follows: 115,790 RSUs on December 31, 2020; 115,790 RSUs on December 31, 2021 and 88,635 RSUs on December 30, 2022

(iv) For Mr. Nolden, his RSUs are scheduled to vest as follows: 33,884 RSUs on December 31, 2020. The remainder of his RSUs were forfeited on July 11, 2020 pursuant to his Separation Agreement.

(v) For Mr. Walsh, the remainder of his unvested RSUs were forfeited on August 29, 2020.

(3)	The RSAs vest as follows:

(i) For Mr. Rushing, his RSAs are scheduled to vest as follows: 125,255 on December 31, 2020; 125,254 on December 31, 2021; and 125,254 on December 30, 2022.

(ii) For Mr. Skonieczny, his RSAs are scheduled to vest as follows: 26,619 on December 31, 2020; 26,619 RSAs on December 31, 2021; 26,619 RSAs on December 30, 2022, and 26,619 RSAs on December 29, 2023.

(iii) For Mr. Boettinger, his RSAs are scheduled to vest as follows: 7,310 on December 31, 2020; 7,310 on December 31, 2021; 7,310 RSAs on December 30, 2022, and 7,310 RSAs on December 29, 2023.

(iv) For Mr. Daniels, his RSAs are scheduled to vest as follows: 6,725 on December 31, 2020; 6,725 on December 31, 2021; 6,725 RSAs on December 30, 2022, and 6,725 RSAs on December 29, 2023.

(v) For Mr. Sullivan, his unvested RSAs were forfeited on March 23, 2020 pursuant to his Separation Agreement.

(vi) For Mr. Nolden, 12,134 RSAs will vest on December 31, 2020. The remaining 36,402 RSAs were forfeited on July 11, 2020.

(vii) For Mr. Walsh, the remainder of his unvested RSAs were forfeited on August 29, 2020.

(4)	The PSUs will vest in four equal increments based on the achievement of specified performance targets through the end of the performance period on October 31, 2023. 50% of the PSUs are guaranteed to vest at the end of the three-year period ending on October 31, 2023 as long as Mr. Rushing remains in continued employment.

Option Exercises and Stock Vested

No stock options were exercised by our name executive officers during fiscal year 2020. The following table sets forth information regarding shares that were acquired on the vesting of RSUs during fiscal year 2020.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)
Rodney N. Rushing	—	—
Mark A. Skonieczny	—	—
Stephen W. Boettinger	18,858	230,633
Christopher M. Daniels	10,160	124,257
Timothy W. Sullivan	115,790	1,416,112
Dean J. Nolden	21,750	266,003
Ian Walsh	31,563	386,015

Potential Payments Upon Termination or Change in Control

Severance Policy. The Severance Policy provides severance payments to participants upon an “involuntary separation from service,” which includes an elimination for lack of work, cost containment, a general reduction in force, or other reasons unrelated to job performance. An “involuntary separation from service” specifically excludes a termination of employment for cause or otherwise due to job performance or other job-related matters. Receipt of severance payments is contingent on a participant’s execution and non-revocation of a release of claims.

As described in more detail above under “—Employment Arrangements with Named Executive Officers – Named Executive Officers Who Separated in 2020”, Mr. Rushing is entitled to a cash payment of $3 million in the event of a termination without cause prior to December 31, 2020.

The following amounts reflect the severance payments our named executive officers would have been eligible to receive under the Severance Policy (or, for Mr. Rushing, his offer letter) upon experiencing an “involuntary separation from service” on October 31, 2020:

•	Rodney N. Rushing—$3,000,000

•	Mark A. Skonieczny—$470,000

•	Stephen W. Boettinger—$386,250

•	Christopher M. Daniels—$400,000

Change in Control Severance Agreements. Our named executive officers have signed Change in Control Severance Agreements (“CIC Agreement”) which provides for double-trigger payments upon a qualifying termination of employment in connection with a change in control of the Company (“Change in Control”). The termination payment upon a Change in Control shall be an amount equal to two times to three times (for the CEO) the sum of (i) the named executive officer’s base salary in effect as of the termination of employment, or if higher, the named executive officer’s base salary that was in effect immediately prior to the Change in Control, plus (ii) the greater of (x) the named executive officer’s target MIP for the Company’s fiscal year that includes the named executive officer’s termination date or (y) the executive’s target MIP for the fiscal year during which the Change in Control occurred. Additionally, the CIC Agreement provides for (i) reasonable outplacement services of up to $30,000 and (ii) continuation of hospitalization, medical and dental coverage at the expense of the Company for the earlier of (A) the 18-month anniversary of the termination date or (B) such time as the Executive has obtained new employment and is covered by benefits that are as least as favorable in the aggregate to the benefits that the named executive officer received prior to termination.

The termination payment shall be contingent on the named executive officer executing a general release of claims and the expiration of the revocation period applicable to the release. Except as otherwise provided in the CIC Agreement, the termination payment shall be paid to the executive in a cash lump sum as soon as practical following the named executive officer’s execution of, and expiration of the revocation period provided for, in the release. Pursuant to the release, following the termination of his or her employment with the Company, each named executive officer is generally subject to restrictive covenants of (i) trade secret non-disclosure for perpetuity; (ii) confidential information non-disclosure for two years; (iii) non-solicitation of existing or prospective clients of the Company for 24 months for the CEO and 18 months for the other named executive officers; (iv) non-solicitation of employees of the Company for 24 months for the CEO and 18 months for the other named executive officers; and (v) non-competition for 24 months for the CEO and 18 months for the other named executive officers. The named executive officer shall not be required to mitigate the amount of the termination payment by securing other employment or otherwise, nor will such termination payment be reduced by reason of the named executive officer securing other employment or for any other reason. If the named executive officer is entitled to the termination payment under the CIC Agreement, the termination payment shall be in lieu of any payments under any other severance policy or practice of the Company.

The following amounts reflect the severance payments our named executive officers would have been eligible to receive under a CIC Agreement upon experiencing a Change in Control on October 31, 2020:

•	Rodney N. Rushing—$2,640,000

•	Mark A. Skonieczny—$940,000

•	Stephen W. Boettinger—$772,500

•	Christopher M. Daniels—$$800,000

Mr. Rushing’s PSU Award Agreement. Mr. Rushing’s PSU Award Agreement provides that if Mr. Rushing’s employment is terminated without cause or he resigns for good reason within 12 months following a change in control, 100% of his target PSUs would become immediately vested.

Mr. Walsh’s PSU Award Agreement. Mr. Walsh’s PSU Award Agreement provided that if Mr. Walsh’s employment was terminated without cause or he resigned for good reason within 12 months following a change in control, 100% of his target PSUs would become immediately vested. This provision did not apply to Mr. Walsh because he voluntarily resigned from his position in August 2020.

No Single Trigger Accelerated Vesting Upon Change in Control. Our named executive officers do not hold any unvested equity awards, including stock options, that would have vested if a change in control had occurred on October 31, 2020.

Payments Upon Termination of Former Executive Officers. In connection with their termination of service, the Company entered into Separation Agreements with Messrs. Sullivan and Nolden. The terms of these Separation Agreements are described in more detail above under “—Employment Arrangements with Named Executive Officers – Named Executive Officers Who Separated in 2020”.

OTHER COMPENSATION INFORMATION

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of October 31, 2020:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (3) (c)
Equity Compensation Plans Approved by Security Holders	1,656,431	7.77	6,212,908
Equity Compensation Plans Not Approved by Security Holders	0	0	0
Total	1,656,431	7.77	6,212,908

_______________

(1)	Includes outstanding equity awards granted under the Allied Specialty Vehicles, Inc. 2010 Long-Term Incentive Plan (the “2010 Long-Term Incentive Plan”), which consist of nonqualified stock options, and unvested equity awards granted under the Omnibus Plan, which consist of restricted stock units and performance stock units.

(2)	Represents the weighted-average exercise price of the outstanding nonqualified stock options. Restricted stock units and restricted stock do not provide for an exercise price.

(3)	Includes 824,886 shares that remain available for issuance under the 2010 Long-Term Incentive Plan and 5,388,022 shares that remain available for issuance under the Omnibus Plan (excluding the securities reflected in column (a)).

Pay Ratio

As of October 31, 2020, our employee population consisted of approximately 7,076 individuals, of which approximately 6,859 (96.9%) were working in the United States and 217 (3.1%) were working in Brazil. Given the logistical difficulties and significant difference in the composition and total compensation in Brazil, we elected to exclude all of our employees in Brazil from our determination of the median employee.

The employment of the median employee reported in our proxy statement for fiscal years 2018 and 2019 terminated in 2020. Accordingly, for fiscal year 2020, we identified an alternative median employee as of October 31, 2020, using for such purposes our adjusted employee population of 6,859. We determined that there were otherwise no changes to our employee base or compensation arrangements that would significantly change our pay ratio disclosure.

For fiscal year 2020, our median employee’s annual total compensation was $49,758, and our Chief Executive Officer’s annual total compensation was $7,005,306. Our median employee, and his/her annual total compensation, were determined using the same methodology we used to determine the annual total compensation of our named executive officers. Our estimate of the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for fiscal year 2020 is 141:1. The increase in the ratio from fiscal year 2019 is due to a higher annual total compensation for our new Chief Executive Officer for fiscal year 2020 as a result of the grant of a one-time PSU award in the target amount of $3,000,000.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020.

The Compensation Committee

Dino Cusumano, Chair

Paul Bamatter

Donn Viola

Director Compensation

The following table sets forth a summary of the compensation we paid to each non-employee member of our Board for fiscal year 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation to, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board in fiscal year 2020. Mr. Rushing is a member of our Board who also serves as our Chief Executive Officer and therefore did not receive any additional compensation for his service as a director. Mr. Sullivan was a member of our Board who also served as our former Chief Executive Officer and therefore did not receive any additional compensation for his service as a director. The directors who are employed by AIP also do not receive any compensation for their service.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Paul Bamatter	—	—	—
Jean Marie “John” Canan	117,938	100,000	217,938
Dino Cusumano	—	—	—
Charles Dutil	80,938	100,000	180,938
Justin Fish	—	—	—
Joel Rotroff	—	—	—
Randall Swift	—	—	—
Donn Viola	87,875	100,000	187,875
_______________

(1)       The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal year 2020 for their service as a director, including any annual retainer fees, committee and/or chair fees.

(2)       The amounts reported in this column represent the grant date fair value of RSUs granted to certain non-employee members of the Board calculated in accordance with the provisions of ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 14 to our consolidated financial statements included in the Annual Report on Form 10-K for fiscal year 2020.

Our independent directors receive an annual retainer fee of $80,000 for their board service. Independent directors who serve on a committee of the board will receive an additional $7,500 for their service. The chairperson of the Audit Committee of our board will receive $22,500 for such service, and an independent chairperson of another committee will receive $15,000 for such service. The lead independent director of our board will receive an additional $25,000 for such service. These fees are payable in four equal installments upon the first month of each fiscal quarter.

In response to the COVID-19 pandemic, the independent directors agreed to temporarily reduce their second quarter installment of board fees by 30%. Normal board fees were reinstated prior to the next installment because each of the Company’s business units were operating at levels consistent with the annual operating plan.

Independent directors may also receive one or more grants of equity compensation from the Company in respect of his or her service on the Board of the Company.

As of October 31, 2020, our non-employee directors as of such date held the following outstanding RSUs (in the aggregate):

Name	RSUs
Paul Bamatter	—
Jean Marie “John” Canan	7,797
Dino Cusumano	—
Charles Dutil	7,797
Justin Fish	—
Joel Rotroff	—
Randall Swift
Donn Viola	7,797

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our common stock as of January 11, 2021, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors, nominees and named executive officers; and

•	all directors and named executive officers as a group.

A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 11, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage of shares beneficially owned is computed on the basis of 63,814,637 shares of our common stock outstanding as of January 11, 2021. Unless otherwise indicated below, the address for each beneficial owner listed is c/o REV Group, Inc., 245 S. Executive Drive, Suite 100, Brookfield, Wisconsin 53005.

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Common Stock	Number of Securities Beneficially Owned	Percentage
5% Stockholder
Funds associated with American Industrial Partners(1)	33,774,310	33,774,310	52.93%
Pzena Investment Management, LLC(2)	4,275,184	4,275,184	6.70%
Directors and Executive Officers
Rodney N. Rushing	125,255	125,255	*
Mark A. Skonieczny	26,619	26,619	*
Stephen W. Boettinger	30,930	30,930	*
Christopher M. Daniels	43,793	43,793	*
Tim Sullivan(3)	1,537,680	1,537,680	2.41%
Dean Nolden(4)	70,835	250,835	*
Ian Walsh(5)	28,773	28,773	*
Paul Bamatter(6)	50,000	50,000	*
Jean Marie “John” Canan(7)	28,101	28,101	*
Dino Cusumano(8)	144,631	144,631	*
Charles Dutil(9)	22,555	22,555	*
Justin Fish(10)	18,077	18,077	*
Joel Rotroff(11)	21,077	21,077	*
Randall Swift (12)	25,100	25,100	*
Donn Viola(13)	63,912	63,912	*
All executive officers and directors as a group (15) persons)	2,237,338	2,417,338	3.79%

_______________

*Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Represents 33,774,310 shares of common stock held directly or indirectly by American Industrial Partners Capital Fund IV, LP. (“Fund IV”), American Industrial Partners Capital Fund IV (Parallel), LP (“Parallel Fund”) and AIP/CHC Holdings, LLC (“AIP Holdings” and, together with Fund IV and Parallel Fund, the “AIP Funds”). AIP CF IV, LLC (“AIP GP”) is the general partner of Fund IV and the Parallel Fund. Mr. Cusumano is a senior managing member of AIP GP. He is also a managing member of AIP/CHC Investors, LLC, which is the managing member of AIP Holdings. As a result of the above, Mr. Cusumano may be deemed to share voting and dispositive power with respect to the shares held by the AIP Funds. Mr. Cusumano currently serves as a member of the Board of REV. Each of the individuals listed herein disclaim beneficial ownership of the shares of common stock held by the AIP Funds except to the extent of any pecuniary interest therein. The AIP Funds may be deemed to be a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The address of the AIP Funds is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(2)	According to a Schedule 13F filed with the SEC on September 30, 2020, Pzena Investment Management, LLC reported beneficial ownership of an aggregate 4,275,184 shares, including sole voting and dispositive power over all shares beneficially owned. Pzena Investment Management, LLC lists its address as 320 Park Avenue, 8th Floor, New York, NY 10022 in such filing. The Schedule 13F may not reflect current holdings of our common stock.

(3)	For Mr. Sullivan, based on the best information that the Company has as of the date of this Proxy Statement, the table sets forth the amount of shares of common stock directly held by Mr. Sullivan as of March 23, 2020, which is the date on which his employment with the Company ended, and 46,976 shares of common stock which vested on December 31, 2020 pursuant to his separation agreement (such amount reflects shares withheld to pay income taxes). This (a) reflects a total of 1,537,680 shares of common stock, and (b) does not include 248,600 shares held in the Scott R. Sullivan Trust or 248,600 shares held in the Tamara D. Hansen Trust.

(4)	For Mr. Nolden, based on the best information that the Company has as of the date of this Proxy Statement, the table sets forth the amount of shares of common stock directly held by Mr. Nolden as of July 10, 2020, which is the date on which his employment with the Company ended, and 23,040 shares of common stock which vested on December 31, 2020 pursuant to his separation agreement (such amount reflects shares withheld to pay income taxes), and 180,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 11, 2021.

(5)	For Mr. Walsh, based on the best information that the Company has as of the date of this Proxy Statement, the table sets forth the amount of shares of common stock directly held by Mr. Walsh as of August 28, 2020, which is the date on which his employment with the Company ended.

(6)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(7)	The address of this person is c/o REV Group, Inc., 245 S. Executive Drive, Suite 100, Brookfield, WI, 53005.

(8)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(9)	The address of this person is c/o REV Group, Inc., 245 S. Executive Drive, Suite 100, Brookfield, WI, 53005.

(10)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(11)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(12)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(13) The address of this person is c/o REV Group, Inc., 245 S. Executive Drive, Suite 100, Brookfield, WI, 53005.

See “Other Compensation Information—Equity Compensation Plan Information” for the information required by Item 201(d) of Regulation S-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during fiscal year 2020 and fiscal year 2019, except as described in the following statement. Due to administrative errors, Section 16(a) reports were filed late twice by Mr. Nolden with respect to two transactions.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of REV under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at www.revgroup.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management REV’s audited financial statements as of and for fiscal year 2020.

The audit committee has discussed with RSM, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has discussed with RSM their independence, and has received from RSM the written disclosures and the letter required by the applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence. Finally, the audit committee discussed with RSM, with and without management present, the scope and results of RSM’s audit of REV’s audited financial statements as of and for fiscal year 2020.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2020 for filing with the SEC. The audit committee also has engaged RSM as our independent registered public accounting firm for fiscal year 2021 and is seeking ratification of such selection by the stockholders.

Audit Committee

Jean Marie “John” Canan, Chair

Charles Dutil

Donn Viola

Additional Information

Electronic Availability of Proxy Materials for the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be Held on March 4, 2021: This Proxy Statement and the Company’s Annual Report on Form 10-K for fiscal year 2020 are available electronically at www.edocumentview.com/REVG.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are REV stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker or (2) direct your written request to: 245 S. Executive Drive, Suite 100, Brookfield, Wisconsin 53005. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written request to the address above or oral request at (786) 279-7021, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for fiscal year 2020 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a REV stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Stephen W. Boettinger, Secretary of the Board at 245 S. Executive Drive, Suite 100, Brookfield, Wisconsin 53005.

By Order of the Board of Directors

/s/ Rodney N. Rushing
Rodney N. Rushing
Chief Executive Officer

January 21, 2021